Credit Approval Letter

To：CHICHENG GUNG
ACLOR, INC.

Dear Mr. Gung

We refer to your application for credit and pleased to inform that your credit has been approved. Your credit is approved to Total Usd3.5million subject to Terms and Conditions we summit on dated 3 August 2011 and satisfactory documentation of Loan Agreeme

Best Regards

Type of Loans	Facility Amount	Maturity or Term	Collateral & Other
(1)L/C issuance	USD 2,000,000.00	1 Yr	1.(1)+(2) Total limit of USD2.5 million within。 2.Provide 35% of the deposit。
(2)Short Term Unsecured Loan	USD 1,000,000.00	1 Yr	
(3)Negotiation of L/C	USD 1,000,000.00	1 Yr	Shipping documents Under L/C
Total Amount	USD 3,500,000.00		

Collateral		
■	Deposit	35%
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Interest Rate	According to 「(6M Libor plus 2%)÷0.9445」。(LIBOR i.e. 「the London InterBank Offered Rate」	

HuaNan Commercial Bank, Ltd. Tung-Tainan Branch

DATE：2011/8/15

HUA NAN COMMERCIAL BANK LTD 華銀